UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Advaxis, Inc.

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Amendment No. 1 to
Advaxis Proxy Statement Supplement

June 3, 2013

Dear Advaxis Stockholder:

Since the filing of our recent proxy statement supplement on May 22, 2014 (the “Proxy Statement Supplement”), we have had the opportunity to interact further with several of our stockholders and our advisors regarding the revised proposals in the proxy statement supplement for the Advaxis 2013 Annual Meeting of stockholders to be held on June 14, 2013.

Following this interaction, we have decided to further revise Proposal 3 as set out in the Proxy Statement Supplement to reflect the additional stockholder feedback we received. Specifically, in the enclosed Amendment No. 1 to the Proxy Statement Supplement dated June 3, 2013, you will find that we have further reduced the amount of authorized common stock on a post-reverse stock split basis to a total number of Twenty-Five Million (25,000,000) shares of common stock. This is a further reduction from the proposed total number of Fifty Million (50,000,000) shares of common stock in the Proxy Statement Supplement.

In light of the additional stockholder feedback received, we have concluded that stockholder approval of the proposals relating to our certificate of incorporation (Proposal No. 2, the Reverse Stock Split Amendment, and Proposal No. 3, the Authorized Share Decrease Amendment) are more likely to be achieved if we further decrease the total number of authorized shares of common stock on a post- reverse stock split basis to 25,000,000 shares.

Because these proposals are integral to our overall plan to undertake an underwritten capital raise (as described in our Registration Statement on Form S-1 filed with the SEC on May 15, 2013) and uplist to a national market, we are trying to be as responsive as possible to our stockholders’ concerns regarding the potential for future dilutive issuances. As previously noted, we view this overall process as aimed to improve stockholder value and liquidity by remedying our capital structure and cash-on-hand position, both of which we believe have historically been a key limiter to both share price appreciation and our ability to move our business forward. We ask for and need your support to move forward, now.

We continue to strongly recommend you vote in favor of the Reverse Stock Split Amendment and the Authorized Share Capital Decrease (as amended). These proposals will enable us to successfully execute the Company’s strategic and operating plans. We believe this is in the best interest of our stockholders and the future of the Company to do so.

If you have already voted “for” these proposals in the earlier proxy, you do not need to again vote “for” these proposals.

If you previously voted “against” these proposals and wish to change your vote, you may do so by telephone, Internet, or by using the enclosed voting instruction form.

In the event that two proxies are received from you, the one bearing the latest date will be counted, as it automatically revokes all prior proxies. Your vote is extremely important and we urge you to vote with management whether you recast your vote or are voting for the first time.

Thank you for your support.

Thomas A. Moore

Chairman & Chief Executive Officer

If you need assistance voting your shares, please contact our proxy solicitor, Morrow & Co., LLC at 855-231-8973.